June 2, 2006
Predix Pharmaceuticals Holdings, Inc.
4 Maguire Road
Lexington, MA 02421
Ladies and Gentlemen:
     This opinion letter is delivered to you in our capacity as counsel to Predix Pharmaceuticals Holdings, Inc. (the “Company”), a Delaware corporation, in connection with the merger (the “Merger”) of the Company with and into EPIX Delaware, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of EPIX Pharmaceuticals, Inc. (“Parent”), a Delaware corporation, with Merger Sub being the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of April 3, 2006 by and among Parent, Merger Sub and the Company (the “Merger Agreement”). This opinion letter addresses the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the accuracy of certain matters discussed in the Joint Proxy Statement/Prospectus (as defined below) under the heading “Material United States Federal Income Tax Consequences of the Merger.”
     For purposes of the opinions set forth below, we have reviewed and relied upon the Merger Agreement and the joint proxy statement/prospectus filed with the Securities and Exchange Commission on April 25, 2006, as amended (the “Joint Proxy Statement/Prospectus”). In addition, in rendering our opinions we have relied upon certain statements, representations and warranties made by the Company, Parent and Merger Sub in (i) representation letters provided to us in connection with our preparation of this opinion letter, (ii) the Merger Agreement and (iii) the Joint Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the date of the Merger, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.
     We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents

Predix Pharmaceuticals Holdings, Inc.
June 2, 2006

submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Merger will be consummated in accordance with the Merger Agreement, that the Merger will qualify as a merger under the applicable laws of the State of Delaware, that each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and that the Merger Agreement is valid and binding in accordance with its terms.
     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinions. No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the federal income tax consequences of any aspect of the Merger.
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     Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that:
     (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and
     (2) the statements set forth under the heading “Material United States Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus, insofar as such statements constitute matters of law, summaries of legal matters, legal documents, contracts or legal proceedings, or legal conclusions, are correct in all material respects.
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     We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinions are not binding on the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinions. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinions.

Predix Pharmaceuticals Holdings, Inc.
June 2, 2006

     This opinion letter is being provided to you solely in connection with the Merger and may not be relied upon by any other person or entity (other than the shareholders of the Company), including, without limitation, Parent and its shareholders, Merger Sub or any other successor in interest to the Company, or used for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm name in the Joint Proxy Statement/Prospectus with respect to the discussion of the material United States federal income tax consequences of the Merger.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP